Exhibit 10.17

CONTRACT FOR SUPPLY AND INSTALLATION OF FUEL
STORAGE AND DISTRIBUTION SYSTEM TOGETHER
WITH FIRE PREVENTION AND EXTINGUISHING
SYSTEM

CONTENTS
ARTICLES:

1.	CONTRACT OBJECTIVE
2.	TECHNICAL DOCUMENTS AND PERSONNEL TRAINING
3.	GUARANTEES
4.	SCOPE OF SERVICES
5.	OBLIGATIONS OF THE CONTRACTOR
6.	OBLIGATIONS OF THE CUSTOMER
7.	PRICE AND GLOBAL VALUE OF THE CONTRACT
8.	CONDITIONS OF PAYMENT
9.	CONDITIONS AND TERMS OF DELIVERY
10.	TERM OF THE CONCLUSION OF WORKS
11.	PENALTIES
12.	CONFIDENTIALITY
13.	INSURANCE
14.	RESCISSION
15.	DOCUMENTS OF THE CONTRACT
16.	DISSOLUTION
17.	TERMINATION
18.	FORCE MAJEUR
19.	ARBITRATION
20.	CESSION OF RIGHTS
21.	CONTRACT LANGUAGE
22.	ANNEXES
23.	ENTRY IN TO FORCE

ARTICLE 1- CONTRACT OBJECTIVE

1.1 The objective of the present CONTRACT is the elaboration of all detailed projects, manufacture and delivery on CIF — Luanda (Angola) terms by sea and by air (for the most sensible materials) of all the materials and equipment necessary for the installation of the Fuel Distribution System, including fire protection system, at the mining area of the CUSTOMER situated in the province of Lunda-Sul, Republic of Angola.

1.2 The services include the execution of civil construction works for implantation, mounting, installation, automation (including control software) tests and commissioning of the equipment necessary for the functioning of the Fuel Reception and Distribution System, including fire protection, as well as its adjustment for start and perfect operation according to the operational necessities of the CUSTOMER.

1.3 The above deliveries and services must be in accordance with the technical quality standards required in the general guidance preliminary established by the CUSTOMER, which are adjusted and referred to in the proposal of the CONTRACTOR, which hereafter is an integrant part of this CONTRACT.

ARTICLE 2- TECHNICAL DOCUMENTS AND PERSONNEL TRAINING

2.1. The CONTRACTOR shall deliver the necessary operation and maintenance manuals referring to the equipment and all the installed systems in Portuguese and in English.

2.2. The approval of the operation and maintenance manuals shall be an essential condition for the issuing of the certificate of the conclusion of works.

2.3. The complete training in all the aspects of operation and maintenance of the installed systems will be performed at site at the mining area of the CUSTOMER in Portuguese with the opportune presentation of the contents, duration in hours and all the details of the training program. The CUSTOMER will indicate personnel with adequate technical education for the training process.

ARTICLE 3- GUARANTEES

3.1. The CONTRACTOR will assume during the period of guaranty at its own expense the repair and the reposition of all the equipment, materials, parts and other components against defects in workmanship.

3.2. The period of the guarantee will be of , 2 (two) yeas since the commissioning date, transference of responsibilities and the formal acceptance of works by the CUSTOMER with the issuing of the Certificate of the Conclusion of the Works.

3.3. The Certificate of the Conclusion of the Works will be issued only after the CONTRACTOR makes the complete demonstration of the installation and the functioning of all the components belonging to the Fuel Distribution System, including the Fire Protection System according to the list of the equipments specified in this CONTRACT.

3.4. In case of the proved omission by the CONTRACTOR to fulfill the eventual repairs of the equipment, the CUSTOMER may take measures that he considers necessary, being all the costs inherent of such a repair or reposition imputed to the CONTRACTOR, under the condition that the found solution would be economically. the most optimized. Proved omission means that the CONTRACTOR was notified several times, but did not take any needed provisions.

ARTICLE 4-SCOPE OF WORKS

4.1 With the implementation of the Fuel Distribution System, including the Fire Protection System, in accordance with general orientations of the CUSTOMER, aiming to attend its actual needs, the CONTRACTOR undertakes to reach the following purposes:

4.1.1 Implement the monitoring of fuel quantities which enter to the CUSTOMER’s tanks, allowing accomplishing its measuring and quality control;

4.1.2 Increase the actual storage capacity of fuel, by 1000 m3 for Diesel and 30 m3 for gasoline;

4.1.3 Implement fuel pumping systems for the heavy equipments, vehicles and the generating station;

4.1.4 Install tanks and filling stations for heavy and passenger cars.

4.1.5 Install automatic monitoring system that will register the entrance and the consumption of the fuel at the filling stations.

4.1.6 Install the electronic system with a computerized monitoring station;

4.1.7 Install automatic foam fire suppression systems in all storage and distribution areas;

4.2 In order to reach the objectives referred to in the previous item, the CONTRACTOR will do the following:

4.2.1 About the Fuel Distribution System:

• Build and drive the piping, the covered fuel discharge area, two fuel-filling columns and a computerized monitoring system with filters and a measuring and quality control system. There will be two different individual stations and independent control panels with the 60 m3 per hour conveyance capacity.

• Build and drive the piping and one fuel-filling station that would be able to pipe fuel to distances and in quantities necessary to support the fuel-filling stations and generators. This fuel-filling station will also filter and monitor the quality of the fuel, piped from the store tanks.

• Build and drive the piping, two covered Diesel fuel-filling stations for loaders and trucks. Each fuel-filling station will have two Diesel columns, four all in all, with a capacity to fill up four loaders and trucks at the same time; all fuel-filling stations will have card and individual fuel-filling card readers to monitor and register the consumption of the fuel.

• Install and drive the piping, one 500 m3 Diesel tank to store the fuel for the fuel-filling stations.

• Build and drive the piping and a fuel-filling station for Diesel passenger cars. The station will have two Diesel columns with the capacity to fill up two passenger cars simultaneously; each fuel-filling station will have card and personal fuel card readers to monitor and register the fuel consumption.

• Build and drive the piping and one gas-filling station. The station will have two gas columns with the capacity to fill up two passenger cars simultaneously; each fuel-filling station will have card and personal fuel card readers to monitor and register the fuel consumption.

• Build and drive the piping and one 30 m3 gas tank for gas storage for the fuel-filling stations.

• Build and drive the piping and one 500 m3 Diesel tank for the storage of the fuel for the generators.

• Build a quality control system monitored by a computer and an electronic card reader to be installed in every fuel reception point.

• Train supervisors for the system monitoring and maintenance:

4.2.2 About the Fire Protection System:

• Send labor force and materials to get two 750 GPM — 125 PSI fire extension stations.

• Install three fire prevention systems in two control rooms and in the water separation room.

• Furnish the humid type fire protection in the fire extinguishing system room.

• Furnish and install the underground ductile iron piping round the water storage tanks and the fuel isolation system.

• Install 75 000 gallons water storage tanks (x 3 785 liters).

• Install two foam systems within the Diesel fuel storage tanks launched manually.

ARTICLE 5 OBLIGATIONS OF THE CONTRACTOR

5.1 Appoint a representative plenipotentiary to take decisions on behalf of the CONTRACTOR for all the questions related with the carrying out of the present CONTRACT.

5.2 Deliver all the equipment and accessories for the installation of the Fuel Distribution System, new and in good operational condition, to the Port of Luanda — Republic of Angola, in time stipulated in the present CONTRACT, assuming all the costs of freight, insurance, packing, customs taxes and others due according to the legislation of the country of origin.

5.3 Train the personnel of the CLIENT on site to operate and maintain the equipment so that it can operate and make the necessary maintenance independently;

5.4 Notify the CUSTOMER immediately by fax or e-mail of the shipment of the equipment, remitting the shipments (bill of lading and invoice) and the respective CRF passed through BIVAC in the country of origin, as well as the transport company data, the name of the ship an the date of departure.

5.5 Pack the equipment so to maintain its integrity during handling and transportation, deliver the packing list, and to identify the volumes marking the following information in Portuguese and English:

•	Consignee

•	Seller

•	Number of the Contract

•	Number of Pack

•	Gross weight

•	Net weight

•	Dimensions

5.6 Be responsible for the payment of salaries, per diems, overtime of its employees, including all social and labor costs, health insurance and life assurance, and accident insurance or any other type of costs that may be due, as per applicable laws of the country of origin and of the Republic of Angola.

5.7 Use workmanship, tools and equipment that would be found necessary for the dismounting and mounting of the equipment within the quantities and qualifications necessary for the perfect performance of the terms, qualities and guarantees foreseen in this CONTRACT and which inclusively allow its transportation from Luanda to Catoca.

5.8 According to the terms of the present CONTRACT, the CONTRACTOR assumes and carries all the responsibility for the construction (concrete casting, electric lines, etc., steelwork and other building activities), mounting, installation and commissioning of the Fuel Storage and Distribution System and fire prevention and extinguishing system, covered by the present CONTRACT, as well as for its materials and equipment, while the CUSTOMER shall not carry any responsibility for these activities if they are expressly stipulated in the contractual documents;

5.9 Be responsible for travel of its personnel to the City of Luanda - Angola, as well as for all fees necessary for obtaining entry and exit visas and air tickets

5.10 Be responsible for travel, conveyance, accommodation expenses of its personnel outside Angola, as well as for all fees necessary for obtaining entry and exit visas at the country of origin.

5.11 Pay costs for private communication and personal use of materials that the CUSTOMER may supply to the CONTRACTOR or to its employees.

5.12 The CONTRACTOR shall pay costs incurred on the eventual evacuation of its employees for health treatment abroad, as well as all medical conveyance costs.

5.13 Keep secret regarding the documents and the information of the CUSTOMER which would become known to him, except of the contrary indication of the other party.

ARTICLE 6— OBLIGATIONS OF THE CUSTOMER

6.1 To appoint a representative with control and management authority who will have a right to decide in the name of the CUSTOMER questions related to the execution of the CONTRACT.

6.2 To pay in time all obligations under the present CONTRACT;

6.3 Assume all charges with import of the equipments and materials within the scope of this CONTRACT, as well as all costs of delivery from Luanda port to Catoca mines;

6.4 To take responsibility of preparation works in the area where the systems will be installed, such as cleaning, ground works and topography, as well as trenches digging for fuel piping;

6.5 To bring water and electrical lines to the installation site, to the points indicated by the CONTRACTOR;

6.6 To appoint two groups of duly formed technicians for training under the clauses 2.3 and 5.3; one will take the course of operations and the other, of maintenance;

6.7 The CUSTOMER will provide seats on its chartered flights Luanda/Catoca/Luanda for the CONTRACTOR’s technicians;

6.8 To provide accommodation, meals and transportation at Catoca to the CONTRACTOR’s technicians within the scope of the CONTRACT’s objective;

6.9 To make available transportation, access and movement of the technicians and other personnel of the CONTRACTOR in the mining area during their stay at Catoca;

6.10 To provide basic medical assistance to the CONTRACTOR’s staff or its subcontractors at the CUSTOMER’s premises.

ARTICLE 7 PRICE AND TOTAL VALUE OF THE CONTRACT

7.1 The CUSTOMER will pay to the CONTRACTOR the ‘supply of goods CFR Port of Luanda/Airport of Luanda included in the scope of this CONTRACT a total and fixed price not subject to adjustment of 2.050.000,00 (two millions fifty hundred US dollars).

7.2 The CUSTOMER will withhold 5.25%, as an advance payment of the Entrepreneurship tax established by the law 7/97 of 10`h of October 1997; of the amount of USD 143,500.00 (one hundred forty three thousand and five hundred US dollars), that means 7% (seven percent) of the contract value to pay assembly, installation and commissioning works.

ARTICLE 8 TERMS OF PAYMENT

8.1 The CUSTOMER will pay to CONTRACTOR the price agreed under the present CONTRACT in the following order:

8.1.1 Down payment, 12% (twelve percent) of the CONTRACT value, 246,000.00 (two hundred forty six thousand US dollars) will be paid immediately after the confirmation of the order:

8.1.2 Second installment, 25% (twenty five percent) of the CONTRACT value, 512,500.00 (five hundred twelve thousand and five hundred US dollars) will be paid on presentation of Bill of Lading;

8.1.3 Third installment, 20% (twenty percent) of the CONTRACT value, 410,000.00 (four hundred ten thousand US dollars) will be paid on receiving of all goods at the port of Luanda;

8.1.4 33% (thirty three percent) of the CONTRACT value, 676,500.00 (six hundred seventy six thousand and five hundred US dollars) will be paid by monthly installments according to the degree of development of installation and assembly works;

8.1.5 The last part, 10% (ten percent) of the CONTRACT value, 205,000.00 (two hundred five thousand US dollars) will be paid on accomplishment of full commissioning phase for all the systems installed.

8.2 The CUSTOMER shall emit an irrevocable and confirmed Letter of Credit of USD 1,350,000.00 (one million three hundred fifty thousand :US dollars) as guarantee for payments established in the item above. The banking expenses of the Letter of Credit will be shared by Parts.

8.3 Confirmation of bank transfer to the CONTRACTOR’s account will be accepted as proof of redemption of respective liabilities.

8.4 All expenses related to the transfer of funds shall be carried by the CONTRACTOR or CUSTOMER in their respective countries of origin.

ARTICLE 9 - TERMS OF SUPPLY, SCHEDULE AND COMMISSIONING

9.1 The CONTRACTOR undertakes to supply the equipment specified under this CONTRACT before 31 of August, 2008. The supply date is understood as a date of shipment from the port of origin.

9.2 All the prices for supplying equipment under this CONTRACT include costs of packaging and necessary protection for normal conditions of sea freight and storage at the port of origin;

9.3 Should the cargo be damaged or lost while under the responsibility of the CONTRACTOR, the latter will compensate the loss to the CUSTOMER, repaying the cost of the lost cargo or replacing it;

9.4 All transported cargo (where applicable) will have its packaging numbered and will be accompanied with a Packing List which will contain the name, the dimensions and the gross and net weight. Packing Lists will be shipped in water-resistant envelopes.

9.5 All the packages will be clearly marked with permanent ink, in Portuguese, with information specified in paragraph 5.5 of this CONTRACT.

ARTICLE 10— SCHEDULE OF WORKS

10.1 The CONTRACTOR shall indicate ASAP the technicians for the construction, mounting and installation works, tests, commissioning and adjustment for use according to the following schedule, if no alterations are introduced into the construction program by the CUSTOMER.

Target	Conclusion Period
Building works	Up to 47 days on receiving of materials in Catoca
Assembly of the distribution system	Up to 42 days on receiving of materials in Catoca
Fire protection system	Up to 45 days on receiving of materials in Catoca
Electrical installations	Up to 35 days on receiving of materials in Catoca

10.2 All works under this CONTRACT including commissioning will be concluded and ready for to hand over to the CUSTOMER 70 days after receiving of materials and equipment in Catoca.

10.2 The CONTRACTOR and the CUSTOMER will work out a timetable of the execution of works, on the basis of the dates here agreed, to be approved by both Parties immediately after the arrival of the technicians and before the services begin;

10.3 Training in all aspects of operation and maintenance will be carried out in the course of works. The training will be given to the technical teams presented to the CONTRACTOR.

ARTICLE 11- PENALTIES

11.1 Considering items 10.1 and 10.2, should any of the parties cancel the CONTRACT or fail to fulfill its obligations without a fair cause excepting Acts of God, it will indemnify the other party the cost of damage resulting from it.

11.2 The CONTRACTOR will assume the responsibility for the loss of the benefits and for the subsequent damages, direct or indirect, to the CUSTOMER because of the defective or unconformable with the specifications goods delivered or because of the incorrect installation, delay, non-delivery or non-installation.

ARTICLE 12 CONFIDENTIALITY

12.1 All information deemed confidential shall be identified and treated as such and may not be used for any other purpose other than that resulting from the contractual obligations;

12.2 The Parties are hereby obliged to abide by the rules of confidentiality over this CONTRACT for a period of 10 (ten) years pursuant to issuance of Term of Acceptance, object of this CONTRACT;

12.3 Public information or the information that was known to the Parties before this CONTRACT, as well as/or legal documentation shall not be considered confidential;

12.4 It is prohibited to the CONTRACTOR to make declarations to third parties about the nature or process of works related to the contracted services, except by request or approval of the CUSTOMER.

ARTICLE 13 - INSURANCE

Besides the responsibilities already mentioned in this CONTRACT, it will be a responsibility of the CONTRACTOR to insure its representatives and employees and their actions in relation to the thirds, as well as their property.

ARTICLE 14 RESCISSION

14.1 This CONTRACT may be rescinded unilaterally, irrespective of notice, amendment or judicial ruling under the following conditions;

14.1.1 Repeated complaints, a lot of warnings issued by the CUSTOMER, due to deficient services and/or defects specifically related to this CONTRACT;

14.1.2 Where any of the Parties transfers its contractual position without the prior consent of the other Party. Such consent cannot be denied without just cause.

14.2 An alteration of circumstances, conditions or legal situation, which prevailed at the time of the implementation of this CONTRACT, and recognized by both Parties, if it is not possible to come to agreement regarding to the due settlement of the new situation;

14.3 Where one of the Parties pretends to leave the CONTRACT, this Party should inform the other Party and return to the other Party all it has received from it 30 (thirty) days before the date of the rescission as minimum.

ARTICLE 15— DOCUMENTS OF THE CONTRACT

The load, objective of this CONTRACT, will be accompanied by the following documentation:

•	Original of the Bill of Lading (B/L)	1 copy;
•	Copies of Bill of Lading (B/L)	2 copies;
•	Certificate of Origin of the equipment issued by the manufacturers	1 copy;
•	Manufacturer Warranty Certificate	1 copy;
•	Packing List	1 copy;
•	Copy of the insurance policy	1 copy;
•	Copy of the Certificate of Inspection issued by BIVAC	1 copy;
•	Technical Documentation	1 copy.

ARTICLE 16 — DISSOLUTION

The CONTRACT may be dissolved irrespective of protest, judicial or extrajudicial notification or injunction of the defaulting Party, besides cases provided for by law, in the following cases:

16.1 Where any of the Parties transfers its contractual position without the prior consent of the other Party;

16.2 Where the CONTRACTOR, due to its fault, delays the fulfillment of the deadlines agreed upon between the Parties for more than 60 (sixty) days, without written, consent of the CUSTOMER;

16.3 Where the CONTRACTOR or the CUSTOMER declare bankruptcy or file for judicial bankruptcy composition;

16.4 Where the CUSTOMER defers in the payment of any part due to the CONTRACTOR more than 30 (thirty) days by virtue of this CONTRACT, without the respective written agreement of the CONTRACTOR;

16.5 Where, for reasons of Force Majeure, promptly communicated to the other Party, the CUSTOMER or the CONTRACTOR is unable to fulfill their contractual obligations herein.

ARTICLE 17 TERMINATION

The simple acts of tolerance of any of the Parties, related to default in any of the contractual obligation by the other Party, shall neither in any way, imply the novation of this CONTRACT, nor the relinquishment of any of the rights or intentions that the CONTRACT confers on such a Party.

ARTICLE 18 — FORCE MAJEURE

18.1 Any delay in fulfillment or default in any of the contractual obligations by any of the Parties shall not constitute a violation of this CONTRACT and shall be justified, if and in to the extent that they are caused by a Force Majeure situation;

18.2 “Force Majeure” shall be understood to be all and any circumstance that is beyond the reasonable control of the Party affected by it, including natural occurrences or natural disasters such as bad weather, floods, earthquakes, lightning and storms, wars, declared or undeclared, sabotage, uprising, acts of public enemies or banditry, civil disturbance, illegal and organized absenteeism of employees from work, leading to the stoppage of work, and acts of public authorities which are illicit or outside the scope of their competence;

18.3 The Party that evokes the “Force Majeure” situation shall inform the other Party of such fact, in writing, within the shortest possible time, and of its possible duration, while simultaneously taking. all reasonable measures, within their reach, to remove, prevent the spread or reduce the effects of the “Force Majeure”;

18.4 The default or delay period, together with the period needed to repair any damages during this delay or losses resulting from it, shall be added to the period set forth herein for fulfillment of the said obligation and of any obligation related to it, and, consequently, shall be added to the validity of the CONTRACT;

18.5 The interruption of the activities or the extension of the duration of the CONTRACT period due to “Force Majeure” situations, may, involve the review of the relevant contractual provisions, with a view to re-establishing the conditions that guaranteed the initial balance of the CONTRACT in the technical, economic and financial areas;

18.6 Where, however, such “Force Majeure” or extension of the period of its duration requires the rescission of this CONTRACT, the CUSTOMER and the EXECUTOR shall agree on respective terms and conditions.

ARTICLE 19 — ARBITRATION

19.1 All disputes and conflicts arising between the Parties on the validity, interpretation and application of the provisions of this CONTRACT, shall be resolved amicably, by mutual agreement;

19.2 Where there is no agreement, the issue shall be resolved within thirty days after the first change of notices in accordance with the Reconciliation and Arbitration of the United Nations Commission on International Trade Law (UNCITRAL) on the following conditions;

19.2.1 The dispute shall be referred to the arbitration court, to be composed of one arbiter appointed by each of the Parties involved and by the Chief Arbiter, appointed by the other Arbiters. It they fail to come to an agreement, the arbitration president will be chosen between the people uninterested in the dispute by the court president of the higher authority with jurisdiction in civil matters at the place of the arbitrage;

19.2.2 The arbitration court will operate in the country that signed the 1958 New York Convention on the Recognition and Execution of Arbitration Sentences and will judge in accordance with equity (“ex aequo et bono”) and make its statement not later than 4 months after it is formed;

19.2.3 The decision of the court shall be final and binding on the Parties involved and shall not be subject to appeal or review by any judicial authority;

19.2.4 Arbitration costs shall be borne by whoever and in whatever form as may be decided by the arbitration court.

ARTICLE 20 - CESSION OF THE WRIGHTS

20.1 Any cession, partial or total, of rights of any of the parties under the present CONTRACT is prohibited, considered invalid and without effect without a previous written notice of the other Party;

20.2 If one of the Parties agrees to transfer its rights of the fulfillment of the contractual liability, the other Party will have the right that it will use exclusively to its own criteria to enter into negotiations about the cessation of rights and to serve as a mediator, in everything related to the question and to inspect the legal successor activity;

20.3 If one of the Parties transfers its rights, the other will hold guaranteed its financial and other terms of the present CONTRACT.

ARTICLE 21- ‘CONTRACT LANGUAGE

This CONTRACT is worked out and signed in Portuguese and English. In case of any discrepancy between the two languages, it will be resolved by the Parties on the basis of common sense.

ARTICLE 22 ANNEXES

The present CONTRACT has the following Annexes:

- ANNEX 1: List of components and materials - technical specifications;

- ANNEX 2:.Timetable of supply and services execution;

- ANNEX 3: Map of layout of the systems and its main components.

ARTICLE 23 — ENTRY INTO FORCE

23.1 The present CONTRACT, as well as its Annexes, shall enter into force on the date of its signing by both Parties and will stay effective until it is fully fulfilled by both Parties;

23.2 Any term or condition that will contradict what is set forth herein or affect the validity or the requirements of the present CONTRACT is invalid and unfeasible in any circumstances or legislation;

23.3 Any alteration of the present CONTRACT with the view of modifying its scope, requirements or regulations must bare the written consent and the signature of both Contractual Parties.

/s/ Jose Manuel A Ganga Junior		/s/ David Mishal

JOSE’ MANUEL A. GANGA JUNIOR		DAVID MISHAL
CATOCA MINING SOCIETY

/s/ Julius V Jackson

JULIUS V. JACKSON
MILLENNIUM GROUP WORLDWIDE INC.